Exhibit 99.1
Boeing Nominates Nikki Haley for Election to Board of Directors
CHICAGO, February 26, 2019 - The Boeing Company [NYSE: BA] board of directors has nominated Nikki Randhawa Haley to be elected as a director at the company’s annual meeting of shareholders on April 29.
Haley is the former U.S. ambassador to the United Nations, the first female governor of South Carolina, and a three-term legislator in the South Carolina House of Representatives.
“Ambassador Haley brings to Boeing an outstanding record of achievement in government, industry partnership, and successfully driving economic prosperity for communities in America and around the world,” said Boeing Chairman, President and Chief Executive Officer Dennis Muilenburg. “Boeing will benefit greatly from her broad perspectives and combined diplomatic, government and business experience to help achieve our aspiration to be the best in aerospace and a global industrial champion.”
Ambassador Haley, 47, graduated from Clemson University with a bachelor’s degree in accounting. She was first elected to the South Carolina House of Representatives in 2004, serving three terms before being elected Governor of the state between 2011 and 2017. Haley was appointed U.S. ambassador to the United Nations by President Trump in January 2017, serving until December 2018.
"It's an honor to have the opportunity to contribute to Boeing’s continued success as a cutting edge industry leader and a great American company,” said Ambassador Haley. “Not only is Boeing the largest aerospace company in the world and America's biggest exporter, it also understands the importance of teamwork and building community through its network of suppliers in all 50 states and around the world."
This Press Release Does Not Constitute a Solicitation of Proxies
This press release is not a solicitation of proxies from holders of common stock of The Boeing Company (the “Company”).  The Company will provide shareholders with a proxy statement and other relevant materials in connection with the 2019 Annual Meeting of Shareholders.  Any solicitation of proxies by or on behalf of the Company in connection with the 2019 Annual Meeting of Shareholders will be conducted upon and following the dissemination of the proxy statement and other materials in accordance with applicable law.  We urge shareholders to read the proxy statement and any other relevant documents to be filed with the SEC when available, as such documents will contain important information.  Shareholders will be able to receive the proxy statement and other relevant documents free of charge at the SEC’s website at http://www.sec.gov or at http://www.boeing.com.
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Contact Chaz Bickers, Boeing +1 312-544-2002 charles.n.bickers@boeing.com